EXHIBIT 99.1

For Immediate Release	Media Contact
Dick Parsons

(949) 234-1999 dickparsons@seychelle.com

Seychelle Initiates a 1,000,000 Share Buy-Back Program

SAN JUAN CAPISTRANO, Calif. -- (BUSINESS WIRE) – January 20, 2015-- Seychelle Water Filtration Products, a DBA of Seychelle Environmental Technologies, Inc. (OTC Bulletin Board: SYEV),  a worldwide leader in the development, assembly and sale of proprietary portable water filtration bottles made the following announcement today.

 We believe that our common shares are currently undervalued. As a result, our Board of Directors has adopted effective January 19, 2015, a common share buy-back program to reduce the number of outstanding shares authorizing our management to enter the market to re-purchase up to 1,000,000 of our common shares at such times and market price or prices as management may deem appropriate. This common share buy-back program will be reviewed by our Board on at least a quarterly basis.

The Stock Broker representing Seychelle in this stock buy-back transaction is Mr. Joey Rocca with Wilson Davis at 801-415-1313.

With Seychelle portable water filtration, consumers can drink, with complete confidence, perfectly filtered water that is great-tasting from a variety of sources – the tap, rivers, streams, ponds or creeks. The regular filter works for water from the tap while the standard and advanced filters are needed for most outdoor uses. The proprietary Seychelle Ionic Adsorption Micron Filtration  has been tested extensively by Independent Government Laboratories in the US and throughout the world to strict EPA/ANSI protocols and NSF Standards 42 and 53 by Broward Testing Laboratories.

“Perfectly Filtered Water
For a Great Taste and a Healthier Life”

Note to Investors

This press release may contain certain forward-looking information about the Seychelle’s business prospects/projections.  These are based upon good-faith current expectations of Seychelle’s management. Seychelle makes no representation or warranty as to the attainability of such assumptions/projections. Investors are expected to conduct their own investigation with regard to Seychelle. Seychelle assumes no obligation to update the information in this press release. For more information, please visit www.seychelle.com  or call (949) 234-1999.